Exhibit 99.3

Summary of Adjustments

Beazer Homes USA, Inc.’s Rights Agreement

A reverse split (the “Reverse Stock Split”) of the Beazer Homes USA, Inc.’s (the “Company”) common stock, $.001 par value per share (the “Common Stock”), became effective as of the close of business on October 11, 2012. Pursuant to the Reverse Stock Split, every five (5) shares of Common Stock issued and outstanding upon the effectiveness of the Reverse Stock Split was combined into one (1) share of Common Stock.

In accordance with the Section 382 Rights Agreement, dated as of November 12, 2010, as amended on December 6, 2010 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, each share of Common Stock prior to the Reverse Stock Split was accompanied by one Series A Junior Participating Preferred Stock Purchase Right (a “Right”). Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement and upon the effectiveness of the Reverse Stock Split, the ratio between the Common Stock and a Right was automatically increased by five so that each share of Common Stock after the Reverse Stock Split is accompanied by five Rights. In addition, each of the voting, dividend and liquidation rights of the Series A Junior Participating Preferred Stock associated with the Rights was automatically reduced by a factor of five.